Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Contacts:

Heather Hahn or Allison Kurtz (Media)

L.C. Williams & Associates

800/837-7123 or 312/565-3900

hhahn@lcwa.com or akurtz@lcwa.com

Harriet Fried (Investors)

Lippert/Heilshorn & Associates

212-838-3777

hfried@lhai.com

TREX COMPANY SETTLES CLASS ACTION LAWSUIT

WINCHESTER, Va. – (BUSINESS WIRE) – July 31, 2009 – Trex Company, Inc. (NYSE: TWP), the nation’s leading manufacturer and distributor of wood alternative decking, railing, fencing and trim, announced today that it has entered into a Settlement Agreement that will resolve a class action suit filed in California by a group of plaintiffs’ class action law firms alleging certain product defects. The settlement was preliminarily approved by the U.S. District Court for the Northern District of California on July 30, 2009. The Court has set a hearing for final approval on October 30, 2009.

In this suit, two customers of Trex decking product alleged that their decks suffered from surface flaking and that Trex failed to provide adequate remedies. In 2007, Trex fully and publicly disclosed that a manufacturing problem affected a small percentage of product manufactured in its Fernley, Nevada plant beginning in 2003. This issue was entirely isolated to parts of the West Coast, only affected a small percentage of Trex decking materials produced in the Nevada plant, and has since been remediated.

Under the settlement, Trex will continue to fully honor its warranty by replacing product, and also will provide partial reimbursement of labor expenses to affected consumers, the amount of which will be dependent on the size of the deck. The claim resolution process is described in the Settlement Agreement and class notice.

Ronald Kaplan, president and CEO of Trex Company, stated, “Our decision to settle the case is not an admission of any of the allegations made by the plaintiffs but rather a way to avoid expensive and time-consuming litigation. Trex has steadfastly stood behind our warranty with respect to all affected product. Although we were fully prepared to defend this action and we strongly believe we would have prevailed, we were offered the opportunity to settle on terms that we feel are a win-win for both Trex and our consumers.”

Mr. Kaplan added, “Trex always has prided itself on customer service. Although the product defect only affected a small percentage of our product, we regret when any Trex customer has a less than fully satisfactory experience with our product. We believe that under these circumstances, providing partial labor reimbursement and going above and beyond our warranty obligations is a fair and reasonable settlement of this lawsuit. This settlement will allow our company to quickly and efficiently remove this distraction and continue to focus on delivering our award-winning products and high-quality service to our customers.”

Jonathan D. Selbin, a partner at Leift, Cabraser, Heimann & Bernstein, LLP, one of the co-lead counsel for the plaintiffs, stated, “We commend Trex for stepping up to the plate and resolving the surface flaking dispute.”

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing, fencing and trim, with over 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and plastic, combined through a proprietary process. Trex decking, railing, fencing and trim offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes® and Trex Trim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected future performance and condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the sensitivity of the Company’s business to general economic conditions; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 and its subsequent report on Form 10-Q filed on May 8, 2009 discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Trex Company